UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2009

LABURNUM VENTURES INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-52043
Commission File Number

404 – 1155 Mainland Street,
Vancouver, BC, Canada, V6B 5P2
(Address of principal executive offices)

Registrant’s telephone number, including area code: 604-731-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement.

On July 21, 2009, Laburnum Ventures Inc. (the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with AGR Stone & Tools USA, Inc (“AGR”).  Pursuant to the terms of the Agreement, the Company and AGR have agreed to engage in a share exchange which, if completed, would result in AGR becoming a wholly owned subsidiary of the Company.

Before the Agreement is binding upon the current shareholders of AGR, and before the share exchange can close, all shareholders of AGR are required to execute the Agreement.   Prior to closing of the share exchange, the Company will appoint certain officers of AGR to officer positions of the Company.  Upon closing of the share exchange:

•
All shareholders of AGR will exchange their shares of AGR common stock for shares in the common stock of the Company on a basis of one share of AGR for one share of the Company resulting in the issuance of 46,186,516 shares of the Company’s common stock.

•	Thomas Brown shall resign from all officer positions with the Company and:
o	G.M. (Rock) Rutherford, John Kuykendall and M. Todd Rutherford shall be appointed as the Company’s directors.
•	Thomas Brown shall cancel 25,000,000 shares of the Company’s common stock currently held in his name.

The Company anticipates changing its name to AGR International Inc. prior to the share exchange closing.

The Agreement may be terminated:
•	By mutual consent and such consent will not be unreasonably withheld; or
•	If the share exchange is not closed within 30 days of the date of the Agreement by either party.

The Agreement replaces the binding letter of intent entered into by the Company and AGR on June 4, 2009 and filed with the SEC in a Current Report on Form 8-K on June 9, 2009.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Share Exchange Agreement with AGR Stone & Tools USA, Inc. dated July 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 24, 2009	Laburnum Ventures Inc.
(Registrant)

	By:	/s/ Thomas R. Brown
Thomas R. Brown President and Chief Executive Officer (Principal Executive Officer and Principal Accounting Officer)